Exhibit 99.9

American Rebel Holdings Clarifies: No Amended S-1 Filed on August 28; Webull/Benzinga Posts Mischaracterized Prior June 3 Filing

After fielding multiple investor calls prompted by misleading August 28 Benzinga posts, the Company confirms no new S-1/A was filed; the referenced amendment was filed June 3, 2025, and the referenced registration was declared effective June 27, 2025 .

Nashville, TN, Aug. 28, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (“American Rebel” or the “Company”) today issued a clarification regarding an erroneous August 28 media post that insinuated the Company was filing a new amended registration statement on Form S-1 . A syndicated item on the Webull news feed reflected the same incorrect implication. The Company confirms that no amended S-1 was filed today and that any August 28 references to such action are inaccurate. This mischaracterization may have caused confusion among investors or triggered unnecessary volatility. The report did not clarify that the registration statement had already been processed and was part of previously disclosed materials.

The S-1/A at issue was previously filed on June 3, 2025 under Registration No. 333-286644 , and the Company’s registration statement was declared effective on June 27, 2025 . No new or additional amendment was filed on August 28, 2025. (See the Company’s EDGAR filing history and the SEC Notice of Effectiveness for reference.)

“As soon as the misleading post circulated, our team fielded several calls from confused investors, and we took immediate steps to communicate and correct the record,” said Andy Ross, Chief Executive Officer of American Rebel. “Accuracy and transparency in our disclosures are paramount. We encourage investors and media to rely on our official SEC filings and Company press releases for current information. If anyone has questions, reach out to us directly—we’re committed to timely, clear communication.”

For clarity, readers may review:

●	The mischaracterized Webull news feed for AREB , which syndicated the item in question: AREB News on Webull

●	The Company’s EDGAR page and Notice of Effectiveness confirming the June 3 filing and June 27, 2025 effectiveness: AMERICAN REBEL HOLDINGS INC – EDGAR Filings and SEC Notice of Effectiveness (333-286644)

Investors can always access American Rebel’s filings at www.sec.gov and via the Company’s investor relations page.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel - America’s Patriotic Brand ( www.americanrebel.com ) began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the launch of American Rebel Light Beer, the company has entered the beverage market to overwhelming success.

Learn more at American Rebel Beer

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

Investor & Media Contact

American Rebel Holdings, Inc.

Email: IR@americanrebel.com

Website: www.americanrebel.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our,” or “us”) desires to take advantage of the safe harbor provisions of that Act and is including this cautionary statement in connection therewith. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs.

Recent third-party media coverage—including an August 28, 2025, post syndicated on Webull by Benzinga—mischaracterized the status of our registration statement on Form S-1 by suggesting a new amended filing on that date. The amendment referenced in those posts was filed on June 3, 2025 , and the related registration statement was declared effective on June 27, 2025 . Investors are cautioned not to rely on third-party summaries or headlines when evaluating our disclosures and should refer only to our SEC filings and Company-issued communications for current, accurate information. Market rumors, inaccurate media reports, or misconstrued summaries may contribute to volatility in our securities and to investor confusion.

Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high-profile events, the success and availability of promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as may be required by law.